Exhibit 4(k)
CERTIFICATE OF TRUST
OF
HUNTINGTON CAPITAL IV
     THIS Certificate of Trust of Huntington Capital IV (the “Trust”), dated as of May 21, 1998, is being duly executed and filed by the undersigned, as trustees, to form a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).
     1. Name. The name of the business trust formed hereby is Huntington Capital IV.
     2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Chase Manhattan Bank Delaware, 1201 Market Street, Wilmington, Delaware 19801.
     3. Effective Date. This Certificate of Trust shall be effective upon filing.
     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first-above written.

CHASE MANHATTAN BANK DELAWARE, not in its individual capacity but solely as trustee of the Trust
By:	/s/ John J. Cashin
	Name:	John J. Cashin
	Title:	Vice President

PAUL V. SEBERT, not in his individual capacity but solely as trustee of the Trust
/s/ Paul V. Sebert